Exhibit 99.1

EBAY INC. REPORTS STRONG FIRST QUARTER 2010 RESULTS

San Jose, Calif., April 21, 2010 — eBay Inc. (Nasdaq: EBAY) today reported financial results for its first quarter ended March 31, 2010. The e-commerce company posted first-quarter revenue of $2.2 billion, up 9% year over year, or up 18% excluding Skype. The increase was due to growth in the Payments and Marketplaces businesses, as well as a positive impact from foreign currency movements against the U.S. dollar. The company recorded net income on a GAAP basis of $397.7 million or $0.30 per diluted share, and non-GAAP net income of $554.2 million or $0.42 per diluted share for the first quarter of 2010.

GAAP operating margin increased to 22.2% for the quarter, compared to 20.9% for the same period last year. Non-GAAP operating margin decreased slightly to 30.6% for the quarter, compared to 30.7% for the same period last year, as productivity gains were offset by faster growth in the company’s lower margin PayPal business and lower take rates.

eBay Inc. generated $418.3 million of operating cash flow and $266.0 million of free cash flow during the first quarter. Operating cash flow and free cash flow were reduced by a one-time tax payment of $207.4 million related to a legal entity restructuring, as a result of which the company moved approximately $1.1 billion in cash to the U.S. in the fourth quarter of 2009.

“Our first quarter results reflect another strong step toward achieving our three-year growth and profitability goals,” said eBay Inc. President and CEO John Donahoe. “We are becoming a more customer-focused and technology-driven company, delivering more innovative products and experiences, and driving operating efficiencies to reinvest in growth. We are improving the fundamentals of our business, strengthening eBay Marketplaces and aggressively growing PayPal to become the leader in global online payments.”

Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter		Change
	2009	2010
Net revenue	$2,021	$2,196	$175	9%
Net revenue excluding Skype	$1,867	$2,196	$329	18%
GAAP
Net income	$357	$398	$41	11%
Earnings per diluted share	$0.28	$0.30	$0.02	7%
Non-GAAP
Net income	$500	$554	$54	11%
Earnings per diluted share	$0.39	$0.42	$0.03	8%
Non-GAAP excluding Skype
Net income	$470	$554	$84	18%
Earnings per diluted share	$0.36	$0.42	$0.06	15%

Business Unit Discussion

Payments Business Delivers Record First Quarter Performance and Expands Global Footprint

The Payments business unit reported $21.3 billion in net total payment volume (TPV) for the quarter, an increase of 35% year over year. Revenue for the quarter was $809.3 million, an increase of 26% year over year. The growth in revenue and net TPV was driven primarily by continued momentum in PayPal’s Merchant Services business and growth on the eBay platform. PayPal continued to increase its penetration on eBay and across other e-commerce platforms around the globe. The Payments business remains focused on consumer and merchant adoption on and off eBay, expansion of PayPal’s open platform initiative and the ongoing integration of Bill Me Later.

Other Q1 Payments Business Highlights:

•	Entered into a new payment services agreement with China UnionPay (CUP), which will provide international retailers with access to customers holding more than 2.1 billion CUP cards.

•

Signed a deal with Facebook that allows users to select PayPal to buy virtual goods in the Facebook gift shop. Businesses around the world can also launch marketing campaigns on Facebook and pay with PayPal.

•

Launched new “Send Money” app for the iPhone, which was downloaded more than one million times in less than three weeks. The app features conveniences such as “bump” money transfers and split check and collect money features.

•	Since the launch of PayPal X in Q4 2009, thousands of developers have signed up on X.com and have built hundreds of apps that have already generated more than $30 million in TPV.

Marketplaces Performance Reflects Continued Turnaround Momentum

The Marketplaces business unit, which consists of eBay, Shopping.com, StubHub, eBay Classifieds and other e-commerce sites, recorded $13.4 billion in gross merchandise volume (GMV) excluding vehicles for the quarter, a 24% year-over-year increase. The Marketplaces business unit benefited from the acceleration of growth in sold items driven by eBay’s fixed-price format, and from the inclusion of Gmarket. Revenue was $1.4 billion for the quarter, a 13% increase compared to the first quarter of 2009. The year-over-year increase was due primarily to growth across all of the company’s e-commerce businesses, as well as the inclusion of Gmarket and the positive impact from foreign currency movements against the U.S. dollar. Marketplaces benefited from growth both in its domestic and international business, which accounted for approximately 60% of Marketplaces revenue for the first quarter. The Marketplaces business will continue to focus on trust, value and selection in its core business, driving GMV growth, and expanding alternative formats including classifieds.

Other Q1 Marketplaces Business Highlights:

•	Aligned eBay’s success with sellers of all sizes with free auction listings and dramatically reduced listing fees for fixed-priced items in the U.S.

•

Rolled out eBay Buyer Protection in the U.S. and U.K., providing a new level of customer support and trust, including an offer to cover a buyer’s purchase price and original shipping for most purchases should a problem arise and the seller is unable to resolve the issue.

•

Launched three new buying and selling mobile applications including an eBay app for the iPad, which delivers a visually compelling experience to browse the vast selection of products on eBay. eBay’s popular iPhone shopping app has been downloaded more than 8.5 million times since Q3 2008.

•	Introduced Fashion.ebay.com, a new shopping destination for clothing, shoes and accessories that showcases the breadth of new, vintage, branded and designer merchandise available on eBay.

Other Selected Financial Results

•	Taxes — The GAAP effective tax rate for the quarter was 20%, compared to 19% for the first quarter of 2009. The non-GAAP effective tax rate was 22% for the first quarter of 2009 and 2010.

•

Cash and cash equivalents and non-equity investments — The company’s cash and cash equivalents and non-equity investments portfolio totaled $5.4 billion at March 31, 2010, compared to $5.2 billion at December 31, 2009.

Business Outlook

•

Second-quarter 2010 — eBay estimates net revenues in the range of $2.15 billion to $2.20 billion, representing growth of 11% to 14% excluding the 2009 impact of Skype. The company also estimates GAAP earnings per diluted share in the range of $0.27 to $0.29 and non-GAAP earnings per diluted share in the range of $0.37 to $0.39, representing growth of 9% to 15% excluding the 2009 impact of Skype.

•

Full-year 2010 — eBay estimates net revenues in the range of $8.8 billion to $9.1 billion, representing growth of 9% to 12% excluding the 2009 impact of Skype. The company also estimates GAAP earnings per diluted share in the range of $1.29 to $1.34 and non-GAAP earnings per diluted share in the range of $1.63 to $1.68, representing growth of 11% to 14% excluding the 2009 impact of Skype.

Quarterly Conference Call

eBay will host a conference call to discuss first quarter 2010 results at 2 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) connects millions of buyers and sellers globally on a daily basis through eBay, the world’s largest online marketplace, and PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments. We also reach millions through specialized marketplaces such as StubHub, the world’s largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and our global portfolio of online brands, visit www.ebayinc.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP net income excluding Skype, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Net Income Excluding Skype,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flows to Free Cash Flow” and “Business Outlook” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on our current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2010, the focus of the Payments and Marketplaces business units going forward and future growth in the Payments and Marketplaces businesses. The company’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the further impact of the credit crisis, continued or worsening economic downturn and other changes in political, business and economic conditions, including any conditions that affect consumer confidence or e-commerce growth; fluctuations in foreign exchange rates; the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive e-commerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related, and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and grow its open platform initiative; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	John Pluhowski	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations Web site:	http://investor.ebayinc.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet

	December 31, 2009	March 31, 2010
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,999,818	$3,593,003
Short-term investments	943,986	934,898
Accounts receivable, net	407,507	393,414
Loans and interest receivable, net	622,846	595,268
Funds receivable and customer accounts	2,157,945	2,315,160
Other current assets	328,106	445,695

Total current assets	8,460,208	8,277,438
Long-term investments	1,381,765	1,977,567
Property and equipment, net	1,314,328	1,346,850
Goodwill	6,143,086	6,130,156
Intangible assets, net	767,812	703,153
Other assets	341,121	255,014

Total assets	$18,408,320	$18,690,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$192,412	$144,266
Funds payable and amounts due to customers	2,157,945	2,315,160
Accrued expenses and other current liabilities	981,784	970,881
Deferred revenue and customer advances	99,305	98,123
Income taxes payable	210,522	58,581

Total current liabilities	3,641,968	3,587,011
Deferred and other tax liabilities, net	929,143	928,460
Other liabilities	49,561	49,598

Total liabilities	4,620,672	4,565,069

Total stockholders’ equity	13,787,648	14,125,109

Total liabilities and stockholders’ equity	$18,408,320	$18,690,178

eBay Inc.

Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2009	2010
	(In thousands, except per share amounts)
Net revenues (2)	$2,020,586	$2,196,057
Cost of net revenues (1)	573,386	606,555

Gross profit	1,447,200	1,589,502

Operating expenses:
Sales and marketing (1)	403,316	446,161
Product development (1)	201,516	210,139
General and administrative (1)	268,291	276,743
Provision for transaction and loan losses	81,234	106,029
Amortization of acquired intangible assets	63,468	53,252
Restructuring	6,611	8,569

Total operating expenses	1,024,436	1,100,893

Income from operations (2)	422,764	488,609
Interest and other income, net	18,092	6,046

Income before income taxes	440,856	494,655
Provision for income taxes	(83,743)	(97,002)

Net income	$357,113	$397,653

Net income per share:
Basic	$0.28	$0.31

Diluted	$0.28	$0.30

Weighted average shares:
Basic	1,283,810	1,301,248

Diluted	1,287,814	1,326,021

(1) Includes stock-based compensation as follows:

Cost of net revenues	$14,784	$13,034
Sales and marketing	33,686	28,491
Product development	30,679	27,164
General and administrative	34,697	33,380

	$113,846	$102,069

(2)	For the three-month period ended March 31, 2010, foreign currency movements against the dollar positively impacted net revenues and operating income by approximately $88.2 million and $37.4 million, respectively, compared to the same period of the prior year.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2009	2010
	(In thousands)
Cash flows from operating activities:
Net income	$357,113	$397,653
Adjustments:
Provision for transaction and loan losses	81,234	106,029
Depreciation and amortization	197,289	188,022
Stock-based compensation	113,846	102,069
Changes in assets and liabilities	(80,955)	(375,511)

Net cash provided by operating activities	668,527	418,262

Cash flows from investing activities:
Purchases of property and equipment, net	(90,934)	(152,256)
Changes in principal loans receivable, net	46,204	15,650
Purchases of investments	(13,594)	(944,393)
Maturities and sales of investments	5,944	259,446
Repayment of Skype note receivable	—	125,000
Other	321	(4,416)

Net cash used in investing activities	(52,059)	(700,969)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,826	42,117
Excess tax benefits from stock-based compensation	2	20,993
Tax withholdings related to net share settlements of restricted stock awards and units	(17,348)	(70,500)
Net borrowings under credit agreement	(600,000)	—
Funds receivable and customer accounts	(116,796)	(157,215)
Funds payable and amounts due to customers	116,796	157,215

Net cash used in financing activities	(614,520)	(7,390)

Effect of exchange rate changes on cash and cash equivalents	(133,717)	(116,718)

Net decrease in cash and cash equivalents	(131,769)	(406,815)
Cash and cash equivalents at beginning of period	3,188,928	3,999,818

Cash and cash equivalents at end of period	$3,057,159	$3,593,003

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
	(In thousands, except percentages)
Net transaction revenues

Marketplaces	$1,033,827	$1,056,917	$1,151,361	$1,219,739	$1,172,939
Current quarter vs prior quarter	(1%)	2%	9%	6%	(4%)
Current quarter vs prior year quarter	(18%)	(14%)	(1%)	17%	13%
Percent of Marketplaces revenue from international	51%	54%	54%	58%	58%

Payments	604,833	630,162	649,159	757,040	766,572
Current quarter vs prior quarter	0%	4%	3%	17%	1%
Current quarter vs prior year quarter	8%	9%	13%	25%	27%
Percent of Payments revenue from international	44%	45%	46%	48%	47%

Communications (1)	143,238	155,661	172,957	103,240	N/A
Current quarter vs prior quarter	3%	9%	11%	(40%)
Current quarter vs prior year quarter	20%	20%	26%	(26%)
Percent of Communications revenue from international	82%	83%	83%	83%

Total net transaction revenues	1,781,898	1,842,740	1,973,477	2,080,019	1,939,511
Current quarter vs prior quarter	(0%)	3%	7%	5%	(7%)
Current quarter vs prior year quarter	(8%)	(5%)	5%	16%	9%

Marketing services and other revenues

Marketplaces	190,622	201,782	213,222	243,543	213,856
Current quarter vs prior quarter	(14%)	6%	6%	14%	(12%)
Current quarter vs prior year quarter	(12%)	(10%)	0%	10%	12%
Percent of Marketplaces revenue from international	68%	71%	69%	67%	71%

Payments	38,125	39,139	38,904	38,584	42,690
Current quarter vs prior quarter	102%	3%	(1%)	(1%)	11%
Current quarter vs prior year quarter	74%	82%	86%	104%	12%
Percent of Payments revenue from international	6%	6%	6%	6%	7%

Communications (1)	9,941	14,331	12,249	8,786	N/A
Current quarter vs prior quarter	52%	44%	(15%)	(28%)
Current quarter vs prior year quarter	52%	152%	95%	34%
Percent of Communications revenue from international	65%	68%	65%	65%

Total marketing services and other revenues	238,688	255,252	264,375	290,913	256,546
Current quarter vs prior quarter	(3%)	7%	4%	10%	(12%)
Current quarter vs prior year quarter	(3%)	1%	10%	18%	7%

Total net revenues	$2,020,586	$2,097,992	$2,237,852	$2,370,932	$2,196,057

Current quarter vs prior quarter	(1%)	4%	7%	6%	(7%)
Current quarter vs prior year quarter	(8%)	(4%)	6%	16%	9%

(1)	On November 19, 2009, we completed the sale of Skype to an investor group for cash, a subordinated note and an equity stake of approximately 30 percent in the outstanding capital stock of the entity that purchased Skype (which is now named Skype). Accordingly, Skype’s operating results are not consolidated in our 2010 results. However, Skype’s results of operations are consolidated in our 2009 results through the date of sale. Our non-controlling interest in Skype is accounted for under the equity method of accounting.

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Segment

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
	(In thousands, except percentages)
Marketplaces	$1,224,449	$1,258,699	$1,364,583	$1,463,282	$1,386,795
Current quarter vs prior quarter	(3%)	3%	8%	7%	(5%)
Current quarter vs prior year quarter	(18%)	(14%)	(1%)	15%	13%
Percent of Marketplaces revenue from international	54%	57%	56%	60%	60%

Payments	642,958	669,301	688,063	795,624	809,262
Current quarter vs prior quarter	3%	4%	3%	16%	2%
Current quarter vs prior year quarter	11%	11%	15%	28%	26%
Percent of Payments revenue from international	42%	43%	44%	46%	45%

Communications (1)	153,179	169,992	185,206	112,026	N/A
Current quarter vs prior quarter	5%	11%	9%	(40%)
Current quarter vs prior year quarter	21%	25%	29%	(23%)
Percent of Communications revenue from international	80%	81%	81%	81%

Total net revenues	$2,020,586	$2,097,992	$2,237,852	$2,370,932	$2,196,057

Current quarter vs prior quarter	(1%)	4%	7%	6%	(7%)
Current quarter vs prior year quarter	(8%)	(4%)	6%	16%	9%

Net Revenues by Geography (2)

	Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
	(In thousands, except percentages)
U.S. net revenues	$968,584	$959,697	$1,013,477	$1,043,310	$1,004,211
Current quarter vs prior quarter	3%	(1%)	6%	3%	(4%)
Current quarter vs prior year quarter	(5%)	(4%)	1%	11%	4%
Percent of total	48%	46%	45%	44%	46%

International net revenues	1,052,002	1,138,295	1,224,375	1,327,622	1,191,846
Current quarter vs prior quarter	(4%)	8%	8%	8%	(10%)
Current quarter vs prior year quarter	(10%)	(5%)	10%	21%	13%
Percent of total	52%	54%	55%	56%	54%

Total net revenues	$2,020,586	$2,097,992	$2,237,852	$2,370,932	$2,196,057

Current quarter vs prior quarter	(1%)	4%	7%	6%	(7%)
Current quarter vs prior year quarter	(8%)	(4%)	6%	16%	9%

(1)	On November 19, 2009, we completed the sale of Skype to an investor group for cash, a subordinated note and an equity stake of approximately 30 percent in the outstanding capital stock of the entity that purchased Skype (which is now named Skype). Accordingly, Skype’s operating results are not consolidated in our 2010 results. However, Skype’s results of operations are consolidated in our 2009 results through the date of sale. Our non-controlling interest in Skype is accounted for under the equity method of accounting.
(2)	Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, other service provider or, until the sale of Skype on November 19, 2009, the Skype user’s Internet protocol address, as the case may be, is located.

eBay Inc.

Unaudited Payments Supplemental Operating Data

	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
	(In millions, except percentages)
Active registered accounts (1)	73.1	75.4	78.0	81.0	84.3
Current quarter vs prior quarter	4%	3%	3%	4%	4%
Current quarter vs prior year quarter	22%	20%	19%	15%	15%

Net number of payments (2)	254.1	259.6	273.9	329.9	337.0
Current quarter vs prior quarter	1%	2%	6%	20%	2%
Current quarter vs prior year quarter	20%	23%	28%	31%	33%

Net total payment volume (3)	$15,859	$16,705	$17,686	$21,366	$21,348
Current quarter vs prior quarter	(1%)	5%	6%	21%	(0%)
Current quarter vs prior year quarter	10%	12%	19%	34%	35%
Merchant Services net total payment volume as % of net total payment volume	53%	55%	56%	57%	59%
Bill Me Later net total payment volume as % of net total payment volume	1%	1%	1%	1%	1%

Transaction rates (4)
Transaction revenue rate	3.81%	3.77%	3.67%	3.54%	3.59%
Transaction processing expense rate	1.16%	1.15%	1.16%	1.14%	1.13%
Transaction loss rate	0.28%	0.30%	0.25%	0.20%	0.18%

Loan portfolio rates
Risk adjusted margin (5)	11.36%	10.28%	8.98%	10.26%	11.53%
Net charge-off rate (6)	8.95%	11.08%	11.53%	11.14%	9.49%
90-day delinquency rate (7)	4.57%	4.64%	4.97%	4.20%	3.84%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.
(2)	Number of payments, net of payment reversals, successfully completed through our payments network or on Bill Me Later accounts during the quarter, excluding the payment gateway business.
(3)	Total dollar volume of payments, net of payment reversals, successfully completed through our payments network or on Bill Me Later accounts during the quarter, excluding the payment gateway business.
(4)	Transaction rates represent the ratio of Payments net transaction revenues (including the payment gateway business and Bill Me Later), Payments third-party processing expenses, and Payments fraud and protection program losses relative to net total payment volume.
(5)	The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, less net credit and fraud losses relative to average loans receivable for the quarter.
(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.
(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed 3 or more consecutive payments relative to total ending loan receivables.

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data

	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010
	(In millions, except percentages)
Active Users (1)	88.3	88.4	89.2	90.1	89.5
Current quarter vs prior quarter	1%	0%	1%	1%	(1%)
Current quarter vs prior year quarter	2%	2%	2%	3%	1%

Gross Merchandise Volume (excluding vehicles) (2)	$10,797	$11,127	$12,192	$14,237	$13,371
Current quarter vs prior quarter	(6%)	3%	10%	17%	(6%)
Current quarter vs prior year quarter	(16%)	(10%)	7%	24%	24%

Vehicles Gross Merchandise Volume (3)	$2,074	$2,300	$2,386	$2,093	$2,021
Current quarter vs prior quarter	(5%)	11%	4%	(12%)	(4%)
Current quarter vs prior year quarter	(35%)	(32%)	(18%)	(4%)	(3%)

Fixed Price Trading (4) as % of total gross merchandise volume	49%	51%	56%	56%	55%

Rent.com, Shopping.com and eBay’s classifieds websites are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and Internet Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.
(2)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.
(3)	Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.
(4)	Primarily, total GMV related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms during the quarter.

eBay Inc.

Business Outlook

(In Millions, Except Per Share Amounts)

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebayinc.com or the SEC’s web site at www.sec.gov.

Three Months Ending June 30, 2010
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Revenues	$2,150 - $2,200	$2,150 - $2,200
Diluted EPS	$0.27 - $0.29	$0.37 - $0.39

Twelve Months Ending December 31, 2010
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Revenues	$8,800 - $9,100	$8,800 - $9,100
Diluted EPS	$1.29 - $1.34	$1.63 - $1.68

(a)	Estimated non-GAAP amounts above for the three months ending June 30, 2010, reflect the quarterly adjustments that exclude the estimated amortization of acquired intangible assets of approximately $65-$75 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $90-$110 million and restructuring charges of approximately $10-$15 million.
(b)	Estimated non-GAAP amounts above for the twelve months ending December 31, 2010, reflect the annual adjustments that exclude the estimated amortization of acquired intangible assets of approximately $230-$245 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $410-$440 million and restructuring charges of approximately $20-$25 million.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP net income excluding Skype, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on pages 12, 14 and 15 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also excludes its proportionate share of Skype’s stock-based compensation expense.

Employer payroll taxes on stock-based compensation. This amount is dependent on eBay’s stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses from the disposal of a business. eBay incurs amortization or impairments of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the disposal of a business. eBay also excludes its proportionate share of Skype’s amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the disposal of a business. eBay’s results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes these items which management does not believe has any direct correlation to the current operating results of eBay’s business.

Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.

Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

The presentation of non-GAAP net income excluding Skype, does not include Skype’s results of operations that were consolidated in our 2009 results through the date of sale (November 19, 2009).

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	March 31,	March 31,
	2009	2010
	(In thousands, except percentages)
GAAP operating income	$422,764	$488,609
Stock-based compensation expense	113,846	102,069
Employer payroll taxes on stock-based compensation	2,546	8,539
Amortization of acquired intangible assets within cost of net revenues	11,112	11,814
Amortization of acquired intangible assets within operating expenses	63,468	53,252
Restructuring	6,611	8,569

Non-GAAP operating income	$620,347	$672,852

Non-GAAP operating margin	30.7%	30.6%

Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Net Income Excluding Skype

	Three Months Ended
	March 31,	March 31,
	2009	2010
	(In thousands, except per share amounts)
GAAP net income	$357,113	$397,653
Stock-based compensation expense	113,846	102,069
Employer payroll taxes on stock-based compensation	2,546	8,539
Amortization of acquired intangible assets within cost of net revenues	11,112	11,814
Amortization of acquired intangible assets within operating expenses	63,468	53,252
Restructuring	6,611	8,569
Charges associated with the sale of Skype that were finalized during the quarter	—	28,048
Amortization of intangibles and stock-based compensation for Skype	—	4,269
Income taxes associated with certain non-GAAP entries	(54,798)	(60,034)

Non-GAAP net income	$499,898	$554,179

Non-GAAP net income attributable to Skype	(30,208)	—

Non-GAAP net income excluding Skype	$469,690	$554,179

Diluted net income per share:

GAAP	$0.28	$0.30

Non-GAAP	$0.39	$0.42

Non-GAAP excluding Skype	$0.36	$0.42

Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,287,814	1,326,021

eBay Inc.

Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended
	March 31,	March 31,
	2009	2010
	(In thousands, except percentages)
GAAP provision for income taxes (a)	$83,743	$97,002
Income taxes associated with certain non-GAAP entries	54,798	60,034

Non-GAAP provision for income taxes (b)	$138,541	$157,036

GAAP income before income taxes (c)	$440,856	$494,655
Stock-based compensation expense	113,846	102,069
Employer payroll taxes on stock-based compensation	2,546	8,539
Amortization of acquired intangible assets within cost of net revenues	11,112	11,814
Amortization of acquired intangible assets within operating expenses	63,468	53,252
Restructuring	6,611	8,569
Charges associated with the sale of Skype that were finalized during the quarter	—	28,048
Amortization of intangibles and stock-based compensation for Skype	—	4,269

Non-GAAP income before income taxes (d)	$638,439	$711,215

GAAP effective tax rate (a/c)	19%	20%

Non-GAAP effective tax rate (b/d)	22%	22%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	March 31,	March 31,
	2009	2010
	(In thousands)
Net cash provided by operating activities	$668,527	$418,262
Less: Purchases of property and equipment, net	(90,934)	(152,256)

Free cash flow	$577,593	$266,006